Exhibit 99


=======================================================================


                   P R E S S   R E L E A S E


=======================================================================

RELEASE DATE:                      CONTACT:
-------------                      --------

January 25, 2006                   CHARLES P. EVANOSKI
                                   GROUP SENIOR VICE PRESIDENT
                                   CHIEF FINANCIAL OFFICER
                                   (724) 758-5584


                     FOR IMMEDIATE RELEASE
                     ---------------------

                ESB FINANCIAL CORPORATION ANNOUNCES
           EARNINGS FOR FOURTH QUARTER AND 2005 YEAR END


Ellwood City, Pennsylvania, January 25, 2006 - ESB Financial Corporation (NASDAQ: ESBF), the parent company of ESB Bank, today announced earnings of $0.71 per diluted share on net income of $9.18 million for the year ended December 31, 2005, compared to earnings of $0.94 per diluted share on net income of $9.99 million for the year ended December 31, 2004. The Company's return on average assets and average equity were 0.52% and 7.16%, respectively, for the year ended December 31, 2005.

For the three months ended December 31, 2005, the Company announced earnings of $0.02 per diluted share on net income of $209,000, compared to earnings of $0.25 per diluted share on net income of $2.59 million for the quarter ended December 31, 2004. During the quarter ended December 31, 2005, the Company restructured a portion of its securities portfolios to reduce the prepayment risk associated with these securities. In connection with the restructuring, the Company incurred a pre-tax loss of approximately $2.99 million, or an after tax loss of approximately $1.98 million or $0.15 per diluted share. The Company's annualized return on average assets and average equity were 0.05% and 0.66%, respectively, for the quarter ended December 31, 2005.

Commenting on the quarter and year end results, Charlotte A. Zuschlag, President and Chief Executive Officer of the Company and the Bank, stated, "The interest rate environment and the continued flattening of the yield curve made 2005 a very challenging year. The Company remains focused on improving net interest and noninterest income, while pursuing strategies to grow and provide a sound investment return to our shareholders. One such strategy to improve the long-term profitability of the Company and maximize long-term value for our stockholders was management's ability to capitalize on the current interest rate environment and positively restructure its securities portfolio. While the current quarter and year to date earnings were adversely impacted, the sale of these lower coupon securities should improve our interest rate margin and earnings going forward. Additionally, the Company's focus is exemplified this year with the efforts of the Company's management and employees to coordinate and complete the successful integration of PHSB Financial Corporation (PHSB), which was acquired on February 11, 2005, into the operations of ESB Financial Corporation."

Consolidated net income for the year ended December 31, 2005 decreased $811,000 or 8.1% to $9.18 million from $9.99 million, as compared to the year ended December 31, 2004. This net decrease was a result of a decrease in non-interest income of $3.82 million and increases in non-interest expense of $2.96 million, partially offset by an increase in net interest income of $4.94 million after the increase to provision for loan losses of $362,000 and a decrease in the provision for income taxes of $1.02 million. The $3.82


Press Release
Page 2 of 3
January 25, 2006


million decrease to noninterest income was primarily due to a decrease to the gain on the sale of securities available for sale of approximately $3.86 million, primarily as a result of the securities restructuring, as well as a decline in the income generated by the Company's real estate joint ventures of approximately $1.22 million. Declines in these areas were partially offset by an increase in fees and service charges of approximately $1.1 million. The $2.96 million increase in noninterest expense was primarily related to increases to compensation and employee benefits, premises and equipment, amortization of intangible assets, data processing and other expenses of approximately $1.17 million, $737,000, $690,000, $361,000 and $1.29 million, respectively. Other noninterest expense was affected by an increase in the amortization of the core deposit intangible recorded in connection with the acquisition of PHSB of $719,000. Partially offsetting these increases were decreases to the loss on early extinguishment of debt and minority interest of approximately $844,000 and $605,000, respectively. Noninterest income and noninterest expense were affected by increases due primarily to the acquisition of PHSB's operations.

Consolidated net income for the quarter ended December 31, 2005 decreased $2.38 million or 91.9% to $209,000 from $2.59 million, as compared to the quarter ended December 31, 2004. This net decrease was a result of a decrease in non-interest income of $3.37 million and an increase in non-interest expense of $869,000, partially offset by an increase in net interest income of $276,000 after the increase to provision for loan losses of $590,000. The $3.37 million decrease to noninterest income was primarily due to a decrease in the gain on the sale of securities available for sale of approximately $3.04 million, primarily as a result of the securities restructuring, as well as a decline in the income generated by the Company's real estate joint ventures of approximately $786,000. The declines in these areas were partially offset by an increase in fees and service charges of approximately $409,000. The $869,000 increase in noninterest expense was primarily related to increases associated with the compensation and employee benefits, premises and equipment, data processing and other expenses of $146,000, $249,000, $116,000 and $544,000, respectively. Other noninterest expense was affected by an increase in the amortization of the core deposit intangible recorded in connection with the acquisition of PHSB of $203,000. Partially offsetting these increases was a decrease to minority interest of approximately $400,000. Noninterest income and noninterest expense were affected by increases due primarily to the acquisition of PHSB's operations.

The Company's consolidated total assets increased $458.3 million or 32.9% to $1.85 billion at December 31, 2005, from $1.39 billion at December 31, 2004. Securities increased $187.3 million or 20.1% to $1.12 billion and net loans receivable increased $196.8 million or 57.3% to $540.3 million. Total deposits increased $254.2 million or 43.8% to $834.5 million and borrowed funds increased $166.5 million or 23.69% to $869.2 million, as compared to December 31, 2004.

Total stockholders' equity was $126.9 million or 6.85% of total assets, and book value per share was $9.58 at December 31, 2005 compared to $97.8 million or 7.01% of total assets, and book value per share of $9.16 at December 31, 2004.

The Company also announced that its annual meeting of stockholders will be held on Wednesday, April 19, 2006 at 4:00 p.m. at the Connoquenessing Country Club in Ellwood City, Pennsylvania.

ESB Financial Corporation is the parent holding company of ESB Bank, and offers a wide variety of financial products and services through 23 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania. The common stock of the Company is traded on The NASDAQ Stock Market under the symbol "ESBF". We make available on our web site, which is located at http://www.esbbank.com, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, on the date which we electronically file these reports with the Securities and Exchange Commission. Investors are encouraged to access these reports and the other information about our business and operations on our web site.


Press Release
Page 3 of 3
January 25, 2006



                       ESB FINANCIAL CORPORATION AND SUBSIDIARIES
                       ------------------------------------------
                                Financial Highlights
                   (Dollars in Thousands - Except Per Share Amounts)

OPERATIONS DATA:
----------------

                                                  Year Ended        Three Months
                                                  December 31,    Ended December 31,
                                               2005        2004     2005       2004
                                               ----        ----     ----       ----
  Interest income                            $80,353    $ 60,798  $ 21,515  $ 15,637
  Interest expense                            49,823      35,569    14,210     9,198
                                              ------      ------    ------    ------
  Net interest income                         30,530      25,229     7,305     6,439
  Provision for (recovery of) loan losses        568         206       499       (91)
                                              ------      ------    ------    ------
  Net interest income after provision for
    (recovery of) loan losses                 29,962      25,023     6,806     6,530
  Noninterest income                           3,142       6,960    (1,671)    1,700
  Noninterest expense                         23,115      20,157     5,859     4,990
                                              ------      ------    ------    ------
  Income before provision for income taxes     9,989      11,826      (724)    3,240
  Provision for (recovery of) income taxes       810       1,836      (933)      649
                                              ------      ------    ------    ------
    Net income                               $ 9,179    $  9,990  $    209  $  2,591
                                              ======      ======    ======    ======
  Earnings per share:
    Basic                                      $0.73       $0.98     $0.02     $0.25
    Diluted                                    $0.71       $0.94     $0.02     $0.25


  Annualized return on average assets           0.52%       0.73%     0.05%     0.75%
  Annualized return on average equity           7.16%      10.38%     0.66%    10.57%


FINANCIAL CONDITION DATA:
-------------------------
                                                       12/31/05       12/31/04
                                                       --------       --------

  Total assets                                        $1,852,779     $1,394,515
  Cash and cash equivalents                               28,215         17,703
  Total investment securities                          1,117,063        929,794
  Loans receivable, net                                  540,277        343,524
  Customer deposits                                      834,530        580,346
  Borrowed funds (includes subordinated debt)            869,242        702,773
  Stockholders' equity                                   126,877         97,801
  Book value per share                                     $9.58          $9.16

  Average equity to average assets                          7.28%          6.99%
  Allowance for loan losses to loans receivable             0.86%          1.06%
  Non-performing assets to total assets                     0.27%          0.26%